PRESS RELEASE	AUGUST 1, 2011

HARRIS & HARRIS GROUP, INC. ®	CONTACT: DOUGLAS W. JAMISON
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES NEW BOARD MEMBER

Harris & Harris Group, Inc., (NASDAQ: TINY) is pleased to announce that the Company’s Board of Directors, upon recommendation by its Nominating Committee, elected Mr. Bruce W. Shewmaker to serve as a Director of the Company, effective immediately, until the 2012 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

Since November 2003, Mr. Shewmaker has been a Managing Director of MVC Capital, Inc., a publicly traded business development company listed on the NYSE (“MVC”).  Previously, he was a Managing Director of E*Offering Corp., an investment banking firm that was later merged into WIT Sound View Group, from  1999 to 2001.  From 1997 to 1998, Mr. Shewmaker served as President and Director of The US Russia Investment Fund, where he managed a staff of approximately 60 people in seven offices across the Russian Federation.  Throughout his career, he has held senior level and strategic positions at New Century Management, Vector Venture Partners Group, Merrill Lynch R&D Management, Inc., Merrill Lynch Oklahoma Venture Partners, L.P. and Merrill Lynch Venture Capital, Inc.  He is a Director of several privately held companies: Foliofn, Inc., Velocitius B.V., and Vestal Manufacturing Enterprises, Inc.  Earlier this year, Mr. Shewmaker agreed to serve as an independent director of Garrison Capital Inc., a newly organized business development company currently in registration for its initial public offering. He was graduated from The Ohio State University (B.S.) and has completed graduate work in Management Studies at New York University’s Leonard N. Stern School of Business.

The Board of Directors believes that Mr. Shewmaker’s knowledge and experience in the venture capital industry and his experience with business development companies will contribute to the strategic direction of the Company.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this news release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.